
Cardinal Ethanol News
Fueling energy independence.

March 2019

Summary from the Annual Meeting

Two incumbent directors, Tom Chalfant and Phil Zicht were elected to serve an additional three-year term. The members also approved the endorsement of the compensation of our executive officers.

For the calendar year, for tax purposes, ordinary income was $761 per unit. This was the amount reported to you on your K-1 mailed at the end of January.

Jeff Painter, CEO reported on the Company's 10-year anniversary celebration and collaboration with Union City Indiana & Ohio Fire Department's Squad One Project. Jeff also talked about improved efficiencies throughout the years including moisture adjusted yield, BTU/gal and gallons produced. Jeff gave an update on upcoming capital projects for FY 2019 and some logistics for the Trading Division. Bill Dartt, CFO, reported on financials for FY 2018 and the First Quarter of 2019. Bill gave a summary of the income statement, balance sheet, and cash flows. Following the financials, Bill presented the history of net income (loss) by year and per unit, working capital, cash distributions paid and share value per unit.

Mike Liautaud & Ryan Kellerman from Commodity & Ingredients Hedging presented information about the current outlook for corn and ethanol economics. Ryan talked about the fundamentals of corn demand, the statistics of corn exports, and the outlets for corn in relation to ethanol and the trend the two commodities have experienced. Mike gave an overview of the ethanol industry and talked about ethanol production verses domestic and export demand. Mike also hit on some concerns the ethanol market is facing and potential trade resolution opportunities.

Rob Davis ended the meeting by informing the members that the Board of Directors has been seeking strategic planning opportunities for the facility. One of the many options considered is a potential sale of Cardinal. Rob told the members that Cardinal has retained Ascendant Partners, Inc. as an experienced financial advisory firm to assist with the potential sale option.

Distributions

Given the economic outlook for the ethanol industry for the next several months, as discussed in the December 2018 newsletter, on February 19, 2019 the Board decided not to make a

distribution to members. Remember to keep us updated with your current contact information so that we can get any and all information to you efficiently. When you call our office with any investor related questions, please ask to speak with Bill Dartt or Ashleigh Lawrence.

Keeping our Members in the Loop

On November 6, 2018, we experienced an explosion in one of our distillers' grain silos. There were no injuries related to the incident and the damage was limited to one distillers grains silo and the related materials handling equipment. Operations at the plant were temporarily suspended for four days pending an evaluation and assessment of the situation. The plant resumed operations but did not return to full production until the beginning of December.

Quarter Ended December 31, 2018 Financial Results

Below are the condensed income statements and balance sheets from our quarterly report filed on Form 10-Q for the quarter ended December 31, 2018. Some of the highlights and key information from the quarter include:

- Net (loss) was approximately $2.6 million or about ($183) per unit.
- We experienced a decrease in ethanol gallons sold of approximately 9.5% for the three months ended December 31, 2018 as compared to the same period in 2017. This is primarily due to a temporary plant shut down and decreased production rates as we gradually recovered from the silo incident..
- DDGs prices were up approximately 23% compared to the same period in FY 2018 and corn oil prices were down approximately 7%.
- We used about 5% less corn in the first quarter of FY 2019 due to lower ethanol production levels for the period. Corn prices increased about 1% in the quarter compared to the same period in FY 2018.
- Our revenues from soybean sales increased in the three months ended December 31, 2018 as compared to the same period in 2017. This increase is the result of an increase of about 21% higher sales in the first quarter of FY 2019 compared to FY 2018.
- During the three months ended December 31, 2018, our costs associated with the procurement of soybeans were about 8% lower compared to the same time period in 2017.
- Natural gas prices were down approximately 13% for the period ended December 31, 2018 compared to December 31, 2017.
- The board of directors approved various capital projects for FY 2019 including an additional fermenter, liquefaction tank, 190-proof condenser, reverse osmosis unit and various pumps and piping.

1st Quarter 2019 Financial Results *

Statements of Operations (Three Months Ended)		
	12/31/2018	*12/31/2017*
Revenues	$ 50,134,468	$ 55,855,489
Cost of Goods Sold	50,994,861	52,454,137
Gross Profit	(860,393)	3,401,352
Operating Expenses	1,740,777	1,638,748
Operating Income	(2,601,170)	1,762,604
Other Income (Expense)	(68,875)	(158,096)
Net Income	$ (2,670,045)	$ 1,604,508
Net Income Per Unit	$ (183)	$ 110
Balance Sheets		
	12/31/2018	*9/30/2018*
Assets	$ 146,865,937	$ 144,594,876
Current Liabilities	$ 22,387,348	$ 16,941,813
Long Term Debt	$ 6,810,438	$ 7,314,867
Member's Equity	$ 117,668,151	$ 120,338,196
Total Liabilities & Member's Equity	$ 146,865,937	$ 144,594,876
Book Value Per Share	$ 8,056	$ 8,239

More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on "Investors" then "SEC Info". Please call our office if you need any assistance in obtaining or understanding the reports.

*This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10-K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC's website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal's website: www.cardinalethanol.com.

Industry News—E15

Now that the Government is back from its shutdown, we have been anxiously waiting for news that the EPA will soon finalize their rule making process allowing year-round sales of higher ethanol blends of gasoline in time for the summer driving season.

The EPA had initially planned to release a draft of the rule in early February but ran into delays due to the 35-day partial government shutdown that began in late December. As a biofuels producer, we have been closely watching these developments and look forward to the final rule before the start of the summer driving season.

We are also cautiously optimistic that the US and China will eventually work out their trade differences and relax tariffs imposed on US products. China has been and can be one of our largest customers of Agricultural products. Opening that market for dried distillers' grains and ethanol should be a positive step to reducing the large supply of ethanol throughout the country.



Cardinal's Biggest Assets

This quarter's employee spotlight is on our new Maintenance Manager, Brian McEldowney. Brian started his career at Cardinal in June of 2014 as a maintenance technician. Through growth and dedication, Brian was selected for the open Maintenance Manager position in May of last year. We would also like to recognize Justin McElhany, our EH&S Coordinator, who filled the manager role in the interim and ran the Maintenance Department seamlessly.

During his ascension to the Maintenance Manager position, Brian's positive attitude and strong work ethic has strengthened his position as one of Cardinal's most valuable assets. Because of Brian's knowledge in maintenance, from working as a technician, and his ability to lead a skilled team of maintenance technicians, a motivated Maintenance Department continues to keep Cardinal operating efficiently and effectively.

Brian and his crew are gearing up for our annual June shutdown where there will be many repairs and maintenance activities that will be completed. It is a pleasure working with Brian and we are excited to watch his continued personal develop as the manager of the maintenance department and as he leads a dedicated group of maintenance specialists.